AGREEMENT

THIS AGREEMENT is made effective as of the 11 day of June 2001.

BETWEEN:

BULLDOG TECHNOLOGIES INC., a company duly incorporated pursuant to the laws of the Province of British Columbia, and having place of business located at 128 - 11180 Coppersmith Place, Richmond, British Columbia V7A 5G8,

(hereinafter referred to as "Bulldog")

OF THE FIRST PART

AND:

RONALD G. CRANFIELD, Businessman, of 33729 Knight Avenue, Mission, British Columbia V2V 6B2

(hereinafter referred to as "Cranfield")

OF THE SECOND PART

W H E R E A S :

A. Bulldog is in need of operating capital to assist it in the furtherance of its business plan dated March 2001 (the "Business Plan").

B. Bulldog has provided to Cranfield a copy of the Business Plan aforesaid for his review and based on the information contained therein, Cranfield has agreed to enter into this Agreement with Bulldog.

C. Cranfield is a principal of R.G.C. & Associates Travel Ltd. and Group 4 Consultants Ltd. and as such will personally benefit from the contracts to be made with them as contemplated by this Agreement

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and the covenants and agreements herein contained the parties hereto agree as follows:

1.0 THE LOAN

1.1 Cranfiled agrees to lend to Bulldog the sum of Fifty Thousand ($50,000.00) Dollars (the "Loan") concurrently with the execution of this Agreement by Bulldog.

1.2 The Loan shall be secured:

[a] By the issuance and granting of a promissory note by Bulldog in favour of Cranfield in the sum of Fifty Thousand ($50,000) Dollars with a term of Six (6) Months bearing interest at 1.25% per month, payable monthly (the "Promissory Note").

[b] The Promissory Note shall contain a provision that in the event of default in any one month then upon the demand of Cranfield the entire amount together with all outstanding and unpaid interest shall become due and payable.

[c] The Promissory Note shall be personally guaranteed by John Cockburn ("Cockburn"), who is the President and C.E.O. of Bulldog.

1.3 In addition, and concurrently with the delivery of the Loan to Bulldog, Bulldog shall cause to be issued and delivered to Cranfield Two Thousand Five Hundred (2,500) Class "A" Voting Common shares in the capital of Bulldog as fully paid and non-assessable and shall cause Cranfield's name to be entered in the Register of Allotments and Register of Members of Bulldog as a fully paid up shareholder.

2.0 DISTRIBUTION RIGHTS

2.1 As further consideration for the Loan, Bulldog agrees to grant to R.G.C. & Associates Travel Ltd. exclusive distribution rights for the Bulldog I and Bulldog II systems and base station or stations which are more specifically described in the Business Plan, for the countries of Japan and Korea. The exclusive distribution rights shall be for a term of Seven (7) years with an option for renewal for a further period of Five (5) years. It shall be a term of any such exclusive distribution agreement that the provision of Bulldog systems to R.G.C. & Associates Travel Ltd. shall be at the same rates or lower than those rates as may be provided to any other distributor of the Bulldog systems, including Bulldog.

2.2 The exclusive distribution rights as contemplated hereby shall be granted to R.G.C. & Associates Travel Ltd. effective as of the date of the advance of the Loan by Cranfield to Bulldog.

2.3 Bulldog shall prepare and deliver to Cranfield a form of distribution agreement for his review and approval by no later than Fourteen (14) days from the advancement of the Loan.

3.0 INVESTMENT CAPITAL Amended - see June 11, 2001 agreement

3.l Bulldog hereby agrees to retain the services of Group 4 Consultants Ltd., a company of which Cranfield is a principal, for the purposes of raising investment capital for Bulldog. The term of this consultation contract shall be for a period of Six (6) Months commencing from the date of the advancement of the Loan by Cranfield to Bulldog. Bulldog shall pay Group 4 Consultants Ltd. compensation during the aforementioned term as follows:

[a] Two Thousand ($2,000.00) Dollars per month plus G.S.T.; and

[b] A percentage entitlement of funds raised per subscriber, as follows:

[i] Under $100,000 per subscriber - 10% of funds raised;

[ii] $100,001 to $499,999 per subscriber - 7% of funds raised-,

[iii] $500,000 + per subscriber - 5% of funds raised.

3.2 Payment of the aforementioned percentage entitlement of funds raised shall be paid to Group 4 Consultants Ltd. by Bulldog concurrently with the delivery of the hereinbefore-referred raised funds to Bulldog. If any amounts or monies owing to Group 4 Consultants Ltd. in accordance with this paragraph 3.2 are unpaid then such amounts shall bear interest at the rate of 1.5% interest per month.

4.0 GENERAL

4.1 Both Bulldog and Cockburn acknowledge and agree that Cranfield is relying on the information as set out in the Bulldog Business Plan dated March 2001, and the representations of Bulldog as set out therein are an essential element and inducement of Cranfield advancing the Loan.

4.2 Notices. Any notice given pursuant to or in connection with this Agreement will be in writing and delivered personally to the party for whom it is intended to be addressed at the address of such party last known to the other party.

4.3 Further Assurances. The Nominee will perform all such other acts and things and execute all such other documents as are necessary or desirable in the reasonable opinion of the Owner to evidence or carry out the terms or intent of this Agreement.

4.4 Governing Law. This Agreement and all matters arising under it will be governed by and construed in accordance with the laws of the Province of British Columbia, which will be deemed to be the proper law of this Agreement, and the courts of the Province of British Columbia will have the non-exclusive jurisdiction to entertain and determine all claims and disputes arising out of or in any way connected with this Agreement and the validity, existence and enforceability of this Agreement.

4.5 Time shall be of the essence.

4.6 No Waiver. No failure or delay on the part of either party in exercising any right, power or privilege under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as may be limited in this Agreement, either party may, in its sole discretion, exercise any and all rights, powers, remedies and recourses available to it under this Agreement or any other remedy available to it and such rights, powers, remedies and recourses may be exercised concurrently or individually without the necessity of making any election.

4.7 Amendment. This Agreement may be altered or amended only by an agreement in writing signed by the parties.

4.8 Enurement. This Agreement enures to the benefit of and is binding upon the respective successors, legal representatives and assigns of the parties.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first written above, at Richmond, British Columbia.

BULLDOG TECHNOLOGIES INC.

Per:

/s/ signed

JOHN COCKBURN, President

Signed by Ronald G. Cranfield in the presence of: /s/ signed (Signature of Witness) Print Name, Address & Occupation of Witness: /s/ IAN PATTON /s/ 15507 - 16A AVE /s/ WHITE ROCK, BC. /s/ BUSINESSMAN	) ) ) ) ) ) ) ) ) )	/s/ signed RONALD G. CRANFIELD